SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

                                    FOOTSTAR, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------------

     3)  Filing Party:

         -------------------------------------------------------

     4)  Date Filed:

         -------------------------------------------------------

                                [FOOTSTAR LOGO]




                  ONE CROSFIELD AVENUE, WEST NYACK, N.Y. 10994

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Footstar, Inc., a Delaware corporation (the "Corporation"), will be held at the offices of the Corporation, at One Crosfield Avenue, West Nyack, New York 10994, on Tuesday, May 14, 2002, at 10:00 a.m. local time, for the following purposes:

     1.   To elect three directors to hold office for a term expiring in 2005;


     2. To ratify the appointment of KPMG LLP as the Corporation's independent auditors for fiscal 2002; and

     3. To consider and transact such other business as may properly come before the Annual Meeting or any postponement or adjournment.

     Stockholders of record at the close of business on April 1, 2002 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

                                   By order of the Board of Directors,

                                   FOOTSTAR, INC.


                                   Maureen Richards
                                   --------------------------------------------
                                   SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                   AND CORPORATE SECRETARY

Dated: March 29, 2002

-------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

-------------------------------------------------------------------------------

                                [FOOTSTAR LOGO]


                            -----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 2002

                            -----------------------

                                PROXY STATEMENT

     This Proxy Statement is being furnished to the stockholders of Footstar, Inc., a Delaware corporation ("Footstar" or the "Corporation"), in connection with the solicitation of proxies by the Board of Directors of the Corporation (the "Board") for use at the Annual Meeting of Stockholders of the Corporation (the "Meeting") to be held on Tuesday, May 14, 2002, at 10:00 a.m. local time, at the offices of the Corporation, One Crosfield Avenue, West Nyack, New York 10994, and at any postponement or adjournment of the Meeting. At the Meeting, stockholders are being asked to consider and vote on (1) the election of three directors, each to hold office for a term expiring in 2005 and (2) the ratification of the appointment of KPMG LLP as the Corporation's independent auditors for 2002.

     This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to stockholders on or about March 29, 2002.

                                     GENERAL

     The holders of shares of Common Stock of record at the close of business on April 1, 2002 are entitled to vote such shares at the Meeting. On March 15, 2002, there were 20,109,042 shares of Common Stock outstanding. The presence in person or by proxy of the holders of one-third of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Meeting. The proposal to ratify the appointment of the auditors requires the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting and entitled to vote.

     Proxies for shares marked "abstain" on a matter will be considered to be represented at the Meeting, but will be considered to be voted only as to those matters actually voted on. Abstentions will have no effect on the election of directors but will have the effect as a vote against the ratification of the appointment of auditors. Stockholders may adopt an amendment to the Corporation's bylaws with the affirmative vote of at least 80% of the total voting power of the Corporation's outstanding securities. Consequently, an abstention or a broker non-vote on such a proposal would have the effect of a negative vote. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. The Company believes that brokers will have discretionary authority on each of the proposals identified in the Notice of Meeting.

     Shares of Common Stock represented by a properly executed proxy received in time for the Meeting will be voted as specified in the proxy, unless the proxy has previously been revoked. UNLESS CONTRARY INSTRUCTIONS ARE GIVEN IN THE PROXY, IT WILL BE VOTED BY THE PERSONS DESIGNATED IN THE PROXY FOR THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR, FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS FOR FISCAL 2002 AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY SUBMITTED TO STOCKHOLDERS AT THE MEETING, AS RECOMMENDED BY THE BOARD OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THEIR DISCRETION.

     A proxy may be revoked by filing with the Secretary of the Corporation, prior to the voting of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Meeting. The presence of a stockholder at the Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made on behalf of the Corporation and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Corporation. The Corporation has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. In addition, solicitations may be made in person or by mail, telephone, facsimile or e-mail by the directors, officers and regularly engaged employees of the Corporation, without extra compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

MULTIPLE COPIES OF ANNUAL REPORT AND PROXY STATEMENT

     Where more than one holder of the Corporation's Common Stock share the same address, the Corporation may deliver only one Annual Report and one Proxy Statement to that address unless the Corporation has received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of the Corporation's Common Stock in "street name" for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from the beneficial owners of the stock.

     The Corporation will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in "street name," at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our Annual Report and Proxy Statement, you may call or write to Investor Relations, Footstar, Inc., One Crosfield Avenue, West Nyack, New York 10994, (845) 727-6675.

     You may also contact Investor Relations at the address or telephone number above if you are a shareholder of record of the Corporation and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of our Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in "street name" and you want to increase or decrease the number of copies of our Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

                            1. ELECTION OF DIRECTORS

     General. The Board of Directors currently consists of eight members divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year's nominees each have been nominated to serve for a three-year term expiring in the year 2005. The Corporation has inquired of each nominee and determined that each will serve if elected. In the event that any of the nominees should become unavailable for election, the persons named in the accompanying proxy intend to vote for such other person, if any, as the Board may designate as a substitute nominee.

     The names of the nominees for election, the directors whose terms extend beyond the Meeting and certain information about each of them are set forth in the tables below. All nominees are current directors of the Corporation. The Board of Directors recommends that stockholders vote "FOR" the Corporation's nominees for director.

            TABLE I--NOMINEES FOR ELECTION AT THE 2002 ANNUAL MEETING


                                                                                 CURRENT
                              PRINCIPAL OCCUPATION                  DIRECTOR      TERM
NAME AND AGE                  AND BACKGROUND                         SINCE       EXPIRING
------------                  --------------------                  --------     --------
George S. Day, 64...........  Geoffrey T. Boisi Professor of          1996        2002
                                Marketing and Director of
                                Huntsman Center for Global
                                Competition and Innovation at
                                The Wharton School, University
                                of Pennsylvania; consultant to
                                corporations including AT&T,
                                Eastman Kodak, General Electric,
                                Nortel Networks and IBM
                                Corporation.

Bettye Martin Musham, 69 ..   Chairwoman and Chief Executive          1996        2002
                                Officer of Gear Holdings, Inc.,
                                which she co-founded in 1977.
                                Ms. Musham also serves as a
                                director of Brunswick
                                Corporation, Wallace Computer
                                Services, Inc., Peace Links and
                                the World Service Council of the
                                YMCA of the USA.

Kenneth S. Olshan, 69 .....   Former Chairman and Chief               1996        2002
                                Executive Officer of Wells Rich
                                Greene BDDP. Mr. Olshan also
                                serves as a director of Charming
                                Shoppes and as a Trustee of the
                                Central Park Conservancy.


       TABLE II--DIRECTORS WHOSE TERMS CONTINUE BEYOND THIS ANNUAL MEETING


                                                                                 CURRENT
                              PRINCIPAL OCCUPATION                  DIRECTOR      TERM
NAME AND AGE                  AND BACKGROUND                         SINCE       EXPIRING
------------                  --------------------                  --------     --------
Robert A. Davies, III, 66 ..  Chairman and Chief Executive            1998        2004
                                Officer of Church & Dwight Co.,
                                Inc. since February 2001.
                                President, Chief Executive
                                Officer and Director of Church &
                                Dwight Co., Inc. from October
                                1995 to January 2001.

Stanley P. Goldstein, 67 ...  Former Chairman and Chief               1996        2003
                                Executive Officer of CVS
                                Corporation and former Chief
                                Executive Officer of Melville
                                Corporation (CVS's predecessor).
                                Mr. Goldstein serves as director
                                of Linens 'n Things, Inc. and
                                CVS Corporation.

Terry R. Lautenbach, 63 ....  Former Senior Vice President of         1996        2004
                                IBM Corporation. Mr. Lautenbach
                                is also a director of CVS
                                Corporation, Air Products and
                                Chemicals, Inc. and Varian
                                Medical Systems, Inc.

J.M. Robinson, 56 ..........  Chairman of the Board, Chief            1996        2003
                                Executive Officer and President
                                of the Corporation. Mr. Robinson
                                is a member of the Board of
                                Visitors of the University of
                                Memphis, the Board of Trustees
                                of Connecticut Public
                                Broadcasting, Inc. and the
                                Advisory Council of the National
                                Wildlife Federation.

Neele E. Stearns, Jr., 66 ..  Chairman of Financial Investments       2000        2003
                                Corporation, a private equity
                                investment firm, since February
                                2001. Chairman of the Board of
                                Wallace Computer Services, Inc.
                                from January 2000 through
                                November 2000. Former President
                                and Chief Executive Officer of
                                CC Industries, Inc., a
                                diversified holding company. Mr.
                                Stearns also serves as a
                                director of Maytag Corporation
                                and Wallace Computer Services,
                                Inc.

     Committees of the Board of Directors. The Board of Directors held seven meetings during 2001. The Board has an Audit Committee, a Corporate Governance Committee and a Compensation Committee. Each director attended at least 75% of the meetings of the Board of Directors and of the committees of which he or she was a member.

     The Audit Committee held four meetings during 2001. The Audit Committee has oversight responsibilities with respect to the Corporation's financial reporting, the system of internal controls and the audit process. The duties of the Audit Committee, among others, are (i) to consider the adequacy of the accounting and internal control systems, (ii) to oversee the audit function,
(iii) to review quarterly and annual consolidated financial statements, (iv) to institute, direct and supervise special investigations, (v) to recommend to the Board the appointment of independent auditors, (vi) to review any non-audit services provided by the independent auditors, (vii) to review the Corporation's Code of Conduct, including its conflict of interest policy and compliance procedures and (viii) to report to the Board from time to time and make such recommendations and observations as it sees fit.

     The members of the Audit Committee are:

          Neele E. Stearns, Jr., Chair
          George S. Day
          Robert A. Davies, III
          Kenneth S. Olshan

     The Corporate Governance Committee held two meetings during 2001. The duties of the Corporate Governance Committee are (i) to nominate, in concert with the Chairman of the Board of Directors, any new director for election to the Board, (ii) to report annually to the Board an assessment of the Board's performance, (iii) to review with the Board the criteria the Committee believes appropriate for Board membership and (iv) to recommend to the Board guidelines on corporate governance. In addition, the Board of Directors meets in Executive Session (without any member of management present, including the Chief Executive Officer) at the end of each regular meeting of the Board and at least once annually to discuss the performance of the Chief Executive Officer of the Corporation. The Corporation's bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders. See "Stockholder Proposals and Nominations for the 2003 Annual Meeting," on page 18 of this Proxy Statement.

     The members of the Corporate Governance Committee are:

          Kenneth S. Olshan, Chair
          Stanley P. Goldstein
          Bettye Martin Musham

     The Compensation Committee held two meetings during 2001. The duties of the Compensation Committee are (i) to establish policies governing, and to implement, administer and interpret all aspects of, compensation of all officers and other key executives of the Corporation and its subsidiaries whose annual base salaries are $200,000 or greater, and other employees designated by the Committee as key executives of the Corporation and its subsidiaries, (ii) to have the same responsibilities with respect to compensation of non-employee directors, except that certain determinations and actions which are non-ministerial are subject to approval of the full Board and (iii) in connection with the foregoing, to establish and administer compensation and benefit policies, plans and programs other than health and welfare plans generally available to employees of the Corporation and its subsidiaries.

     The members of the Compensation Committee are:

          Terry R. Lautenbach, Chair
          George S. Day
          Stanley P. Goldstein
          Bettye Martin Musham

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Corporation as of March 15, 2002, by each person known to the Corporation to own beneficially more than 5% of the outstanding Common Stock, by each director and nominee for director of the Corporation, by each of the current executive officers listed in the Summary Compensation Table and by all directors and executive officers of the Corporation as a group. To the Corporation's knowledge, except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares.


                                                               NUMBER OF
                                                             COMMON SHARES       PERCENT
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED (1)  OF CLASS
------------------------                                 ----------------------  --------
Directors and Named Officers:
  J.M. Robinson .........................................      673,321(2)          3.27%
  Stephen R. Wilson .....................................       15,501(2)              *
  Maureen Richards ......................................       66,434(2)              *
  Robert D. Ravener, Jr. ................................       62,932(2)              *
  Mark G. Morrison ......................................        8,223(2)              *
  Robert A. Davies, III .................................       13,172(3)              *
  George S. Day .........................................       17,216(3)              *
  Stanley P. Goldstein ..................................       63,931(3)(4)           *
  Terry R. Lautenbach ...................................       22,250(3)              *
  Bettye Martin Musham ..................................       14,347(3)              *
  Kenneth S. Olshan .....................................       18,284(3)              *
  Neele E. Stearns, Jr. .................................        5,800(3)              *
  All current executive officers and directors
    as a group                                                 981,411(2)(3)(4)    4.75%

5% Stockholders:
  ESL Partners, L.P. (5) ................................    3,005,800            14.75%
    One Lafayette Place
    Greenwich, CT 06830

  FMR Corp.(6) ..........................................    2,753,300            13.69%
    82 Devonshire Street
    Boston, MA 02109

  David J. Greene and Company, LLC (7) ..................    1,947,556             9.68%
    599 Lexington Avenue
    New York, NY 10022

  Artisan Partners Limited Partnership (8) ..............    1,296,137             6.45%
    1000 North Water Street #1770
    Milwaukee, WI 53202

  Mellon Financial Corporation (9) ......................    1,003,632             5.0%
    One Mellon Center
    Pittsburgh, PA 15258

----------

  *  Less than one percent (1%).

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned by a spouse, minor children or by relatives sharing the same home or by entities owned or controlled by the named person.


(2)  Of the shares shown, 97,517, 11,287, 16,919, 22,394 and 8,223 shares for
     Mr. Robinson, Mr. Wilson, Ms. Richards, Mr. Ravener and Mr. Morrison, respectively, constitute restricted or deferred shares under the Corporation's Deferred Compensation Plan. A majority of such shares are subject to forfeiture if the executive does not continue to be employed by the Corporation for five years from the date of grant. The amounts shown also include the following stock options which are currently exercisable or exercisable within 60 days: Mr. Robinson, 479,159; Mr. Wilson, 3,999; Ms. Richards, 34,203; Mr. Ravener, 37,763; and Mr. Morrison, 0.

(3)  Of the shares shown, 10,572, 9,216, 12,897, 14,233, 6,347, 15,784 and 2,000
     shares for Messrs. Davies, Day, Goldstein, Lautenbach, Ms. Musham, Mr. Olshan and Mr. Stearns, respectively, constitute deferred shares. Each director has the right to receive these shares either at the later of ceasing to be a director or attaining age 65, or if voluntarily deferred, until the time elected. The amounts shown also include the following stock options which are currently exercisable or exercisable within 60 days: Mr. Davies, 1,600; Dr. Day, 2,000; Mr. Goldstein, 1,600; Mr. Lautenbach, 2,000; Ms. Musham, 2,000; Mr. Olshan, 2,000; and Mr. Stearns, 800.

(4) Of the shares shown, 5,758 shares are owned by Mr. Goldstein's wife. Mr. Goldstein disclaims beneficial ownership of such shares.

(5) Pursuant to an amended Schedule 13D filed on January 2, 2002 by ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P. and ESL Investors, L.L.C., ESL Partners, L.P. has sole voting and investment power with respect to 2,019,925 shares, ESL Limited has sole voting and investment power with respect to 438,414 shares, ESL Institutional Partners, L.P. has sole voting and investment power with respect to 73,189 shares, and ESL Investors, L.L.C. has sole voting and investment power with respect to 474,272 shares.

(6) Pursuant to an amended Schedule 13G filed on February 14, 2002 by FMR Corp., Edward C. Johnson, 3d and Abigail P. Johnson (collectively, "FMR"), FMR has sole investment power with respect to 2,753,000 shares.

(7) Pursuant to an amended Schedule 13G filed on February 14, 2002 by David J. Greene and Company, LLC ("Greene"), Greene has sole voting and investment power with respect to 82,959 shares, shared voting power with respect to 980,748 shares and shared investment power with respect to 1,864,597 shares.

(8) Pursuant to a Schedule 13G filed on February 13, 2002 by Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler (collectively, "Artisan"), Artisan has shared voting and investment power with respect to 1,296,137 shares.

(9) Pursuant to a Schedule 13G filed on January 24, 2002 by Mellon Financial Corporation ("Mellon"), Mellon has sole voting power with respect to 832,317 shares, sole investment power with respect to 999,535 shares, shared voting power with respect to 100,639 shares and shared investment power with respect to 2,920 shares.

                             EXECUTIVE COMPENSATION


     Summary Compensation Table. The following table summarizes all compensation awarded to, earned by or paid to the named key-policy making officers of the Corporation during fiscal 2001 (the "Named Officers") for all services rendered to the Corporation and its subsidiaries during the Corporation's last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                                 LONG TERM COMPENSATION
                                                                         ------------------------------------
                                            ANNUAL COMPENSATION                  AWARDS               PAYOUTS
                                     --------------------------------    -------------------------    -------
                                                                         RESTRICTED/
                                                                          DEFERRED      SECURITIES      LTIP         OTHER
                                     FISCAL                                 STOCK       UNDERLYING     PAYOUTS      COMPENSA-
NAME AND PRINCIPAL POSITION           YEAR     SALARY($)     BONUS($)    AWARD(S)($)    OPTIONS(#)      ($)(1)      TION($)(5)
---------------------------          ------    ---------    ---------    ------------   -----------    --------     -----------
J.M. Robinson, Chairman of the        2001      787,500       15,000      167,328(2)      150,000       161,804       6,100
  Board, Chief Executive Officer      2000      737,500      720,750      393,281(3)      200,000       123,000       7,528
  and President                       1999      700,000      635,000      330,525(4)      105,271        92,400       6,856

Maureen Richards, Senior Vice         2001      269,750        2,750       27,770(2)       14,000        27,835       6,100
  President, General Counsel and      2000      249,750      135,636       51,353(3)       17,600        26,035       7,528
  Corporate Secretary                 1999      234,000      143,000       73,178(4)       17,275        19,553       6,856

Robert D. Ravener, Jr., Former        2001      272,000            0       28,292(2)       14,000        28,324      11,968
  Vice President and Chief            2000      243,750      162,432       86,332(3)       21,000        25,420       3,978
  Personnel Officer                   1999      228,250      107,184      209,251(4)       24,275        19,058       3,456

Stephen R. Wilson, Executive          2001      273,333       92,250      293,524(2)       20,000        29,060       1,340
  Vice President, Chief
  Financial Officer

Mark G. Morrison, Senior Vice         2001      108,333       43,333      246,684(2)       20,000        10,995         600
  President, Human Resources

------------

(1) The amounts in this column include one-half of the award pursuant to the Career Equity Program (the Corporation's long term bonus plan described below in the "Compensation Committee Report on Executive Compensation") payable in cash for the cycles ended December 29, 2001, December 30, 2000 and January 2, 1999.

(2) These amounts include the following "match" by the Corporation in deferred shares as a result of the voluntary deferral of a certain portion of the 2001 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 215 shares valued at $5,612; Mr. Wilson 1,325 shares valued at $34,583; and Mr. Morrison 415 shares valued at $10,832. The annual incentive payouts to Mr. Morrison and Mr. Wilson were guaranteed for 2001. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vest in five years and the remaining 50% of which vest at retirement: Mr. Robinson 6,196 shares valued at $161,716; Mr. Wilson 1,110 shares valued at $28,971; Ms. Richards 1,064 shares valued at $27,770; Mr. Ravener 1,084 shares valued at $28,292; and Mr. Morrison 418 shares valued at $10,910. The amount shown for Mr. Morrison also includes the value of shares of the Corporation's Common Stock underlying 6,560 restricted stock units, approximately two-thirds of which vest one year from the date of grant contingent upon continued employment, and the balance of which vest three years from the date of grant contingent upon continued employment. The amount shown for Mr. Wilson also includes the value of shares of the Corporation's Common Stock underlying 6,202 restricted stock units that vest five years from the date of grant contingent upon continued employment.

(3) These amounts include the following "match" by the Corporation in deferred shares as a result of the voluntary deferral of a certain portion of the 2000 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 5,879 shares; Ms. Richards 551 shares; and Mr. Ravener 1,325 shares. The amounts shown also include the following deferred shares awarded as part of the Corporation's

     Career Equity Plan, 50% of which vest in five years and the remaining 50% of which vest at retirement: Mr. Robinson 2,675 shares; Ms. Richards 566 shares; and Mr. Ravener 553 shares. At December 29, 2001, the value of the deferred shares referred to in this footnote was: Mr. Robinson, $261,752, Ms. Richards, $34,180 and Mr. Ravener, $57,467.

(4) These amounts include the following "match" by the Corporation in deferred shares as a result of the voluntary deferral of 75% of the 1999 annual incentive bonuses payable to each of the Named Officers: Mr. Robinson 10,013 shares; Ms. Richards 2,255 shares; and Mr. Ravener 1,690 shares. The amounts shown also include the following deferred shares awarded as part of the Corporation's Career Equity Plan, 50% of which vest in five years and the remaining 50% of which vest at retirement: Mr. Robinson 3,885 shares; Ms. Richards 822 shares; and Mr. Ravener 801 shares. The amount shown for Mr. Ravener also includes the value of shares of the Corporation's Common Stock underlying restricted stock units of 5,963 shares granted in 1999. These restricted stock units vest in five years from the date of grant contingent upon continued employment. At December 29, 2001, the value of the deferred shares and restricted stock units referred to in this footnote was: Mr. Robinson $425,279, Ms. Richards $94,156, and Mr. Ravener $258,692.

(5) The amounts disclosed represent the Corporation's contributions under the Corporation's 401(k) profit sharing plan as well as $6,018 for Mr. Ravener representing imputed interest and tax gross-up on a non-interest bearing loan.

     Option Grants in Last Fiscal Year. The table below shows information regarding grants of stock options made to the Named Officers during fiscal 2001.

                           OPTION GRANTS IN LAST YEAR


                                  INDIVIDUAL GRANTS
                             ----------------------------
                                              PERCENT OF
                              NUMBER OF         TOTAL
                              SECURITIES       OPTIONS                                   GRANT DATE
                              UNDERLYING     GRANTED TO      EXERCISE OR                  PRESENT
                                OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION      VALUE
                             GRANTED (#)(1)   FISCAL YEAR      ($/SH)         DATE        ($)(2)
                             --------------  ------------    -----------    ----------   ---------
J.M. Robinson ...........      150,000           23.6           46.175       2/26/2011    3,483,000
Stephen R. Wilson .......       20,000            3.1            37.08        5/7/2011      373,200
Maureen Richards ........       14,000            2.2           46.175       2/26/2011      325,080
Robert D. Ravener, Jr. ..       14,000            2.2           46.175       2/26/2011      325,080
Mark G. Morrison ........       20,000            3.1            34.29        8/1/2011      343,200

----------

(1) Each option vests at the rate of 20% per year beginning on the first anniversary of the date of grant.

(2) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted include the stock's expected volatility rate (45%), risk free rate of return (4.8%), dividend yield (0%), projected time of exercise (6 years) and projected risk of forfeiture and non-marketability for the vesting period (0% per annum).

     Option Exercises and Year-end Option Holdings. The following table shows information regarding option exercises during 2001 as well as fiscal 2001 year-end option holdings for each of the Named Officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                       VALUE OF UNEXERCISED
                             SHARES                       NUMBER OF SECURITIES               IN-THE-MONEY
                            ACQUIRED       VALUE         UNDERLYING UNEXERCISED               OPTIONS AT
                           ON EXERCISE    REALIZED        OPTIONS AT FY-END (#)               FY-END ($)
NAME                           (#)          ($)        EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                       -----------    --------     -------------------------     -------------------------
J.M. Robinson ...........      --           --               349,106/421,165             1,732,814/1,762,849
Stephen R. Wilson .......      --           --                     0/20,000                      0/0
Maureen Richards ........      --           --                22,429/42,446                125,639/181,041
Robert D. Ravener, Jr. ..      --           --                22,909/51,366                 90,019/227,976
Mark G. Morrison ........      --           --                     0/20,000                      0/0

     Supplemental Retirement Plan. The following table indicates the approximate amount of annual retirement income that would be payable under the Supplemental Retirement Plan for Select Senior Management of Footstar (the "Supplemental Retirement Plan"), including to each of the Named Officers, based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement at age 60. The annual benefit will be reduced by the annualized value of any retirement or deferred profit sharing benefit paid or payable under any other plan maintained by the Corporation (excluding benefits attributable to contributions made by participants), and without offset for social security or other benefits.

                               PENSION PLAN TABLE

                      ESTIMATED ANNUAL RETIREMENT BENEFITS BASED ON
                              YEARS OF SERVICE AND COMPENSATION
                     -----------------------------------------------
                        10           15          20           25
                       YEARS        YEARS       YEARS        YEARS
                     --------     --------     --------     --------
$  200,000 ......    $ 40,000     $ 60,000     $ 80,000     $100,000
   400,000 ......      80,000      120,000      160,000      200,000
   800,000 ......     160,000      240,000      320,000      400,000
 1,000,000 ......     200,000      300,000      400,000      500,000
 1,200,000 ......     240,000      360,000      480,000      600,000
 1,400,000 ......     280,000      420,000      560,000      700,000
 1,600,000 ......     320,000      480,000      640,000      800,000
 1,800,000 ......     360,000      540,000      720,000      900,000

     The Supplemental Retirement Plan is designed to provide competitive retirement benefits to selected executives with at least ten years of credited service. The normal retirement benefit commencing at age 60 is equal to 2% of the highest average three consecutive years' base salary plus target annual bonus for the executive in the preceding ten years, multiplied by the number of years of credited service with the Corporation (to a maximum of 25 years). In the case of retirement on or after age 55 but before age 60, a reduced benefit is provided. Except in the event of a "change in control" (as defined in the Supplemental Retirement Plan) or as provided in the Employment Agreements referred to below, no benefits are payable to an eligible executive who terminates employment prior to age 55 or prior to completing ten years of credited service. Benefits are generally payable in annual installments for the life of the executive, but other forms of payment of equivalent actuarial value may be elected.

     Compensation which may potentially be used to determine benefits for each of the Named Officers covered by the Supplemental Retirement Plan for 2001 equals the respective amounts shown in the Salary column of the Summary Compensation Table, plus the target amount of the Named Officer's annual incentive bonus. As of January 1, 2002, the credited years of service under the Supplemental Retirement Plan for Mr. Robinson, Mr. Wilson, Ms. Richards, Mr. Ravener and Mr. Morrison were 20, 0, 5, 4 and 0 years, respectively. If a covered executive is terminated without "cause" or voluntarily terminates his or her employment for "good reason" (as each such term is defined in the Supplemental Retirement Plan) contemporaneously with or within two years following a "change in control," benefits will be payable in a lump sum equal to the actuarial equivalent of the annual retirement benefit which would have been payable under the Supplemental Retirement Plan had the executive remained employed by the Corporation until the date when he or she would attain 10 years of service (or such later date as the executive would attain age 60), multiplied by a fraction in which the numerator is the executive's actual years of credited service (but not more than 10) and the denominator is 10 (thus reducing the benefit proportionately to the extent the executive's actual years of credited service are less than 10).

     Employment Agreements. The Corporation has employment agreements ("Employment Agreements" or singularly "Employment Agreement") with Mr. Robinson, Ms. Richards and Mr. Ravener. The following briefly summarizes the principal terms of the Employment Agreements.

     The period of employment under the Employment Agreements extends initially for three years (five years in the case of Mr. Robinson), subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year. The Employment Agreements also generally provide for (i) continued payment of base salary, incentive compensation, and other benefits for 36 months in the case of Mr. Robinson's Employment Agreement and for 18 months in the case of the other Employment Agreements (or 24 months in the case of a "change in control") in the event the executive's employment is terminated other than a termination by the Corporation for "cause" or voluntarily by the executive without "good reason"; (ii) non-competition for a period of 18 months (36 months for Mr. Robinson) subsequent to termination for any reason other than by the executive for "good reason" or by the Corporation without "cause" in each case prior to a "change in control"; (iii) other restrictive covenants including non- disclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including pension benefits, disability and life insurance, and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. Mr. Robinson had target annual incentive and long-term incentive opportunities for fiscal 2001 of 75% and 50%, respectively, of his annual base salary.

     A "change in control" is defined generally as (i) any person acquiring beneficial ownership of or becoming the beneficial owner of 25% or more of the outstanding Common Stock or the combined voting power of the Corporation's outstanding voting securities; (ii) the reorganization, merger, consolidation, complete liquidation or dissolution of the Corporation, sale or disposition of all or substantially all of the assets of the Corporation or similar corporate transaction or the issuance of shares of stock of the Corporation in connection with any of the foregoing; or (iii) members of the Board serving as of April 1, 2002, together with members first elected thereafter (excluding certain directors elected as a result of an actual or threatened solicitation of proxies or consents, including by reason of any agreement intended to avoid or settle any such proxy contest) with the approval of a majority of the original members and new members previously so approved, ceasing to constitute a majority of the Board. "Good reason" or a "constructive termination without cause" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Robinson (or other executives following a "change in control") or material breach of the Employment Agreement by the Corporation. "Cause" is defined generally as a breach of the restrictive covenants referred to above, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Corporation.

     If payments under the Employment Agreements following a "change in control" are subject to the "golden parachute" excise tax, the Corporation will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied.

     The Employment Agreements obligate the Corporation to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and provide that the Corporation generally will reimburse an executive for expenses incurred in seeking enforcement of the Employment Agreement, unless the executive's assertion of rights was in bad faith or frivolous. The Employment Agreement with Mr. Robinson relates to his employment as Chairman and Chief Executive Officer and his agreement to serve as a director. The Employment Agreements with Ms. Richards and Mr. Ravener relate to their employment as senior executives of the Corporation. Mr. Wilson and Mr. Morrison are expected to have similar agreements.

     Director Compensation. Directors who are not receiving compensation as officers or employees of the Corporation or of any affiliate ("non-employee directors") are paid an annual retainer of $10,000 and a $1,000 fee for attendance at each meeting of the Board or any committee of the Board and a $2,500 fee for serving as a committee chair. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan (the "1996 Director Plan"). Under the 1996 Director Plan, each non-employee director receives a one-time non-qualified option to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the grant date. Each option becomes exercisable in 20% increments beginning one year from the date of grant, and thereafter remains exercisable until the option expires.

     The 1996 Director Plan also provides for automatic grants of 2,000 stock units ("Stock Units") to each person whom, at the close of business on the date of each annual meeting of the Corporation's stockholders, is a non-employee director. Each Stock Unit represents the right to receive one share of Common Stock at the end of a specified period. Fifty percent of such Stock Units vest six months and a day after the grant date, provided the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after attaining age 65, except that payment of such Stock Units will be accelerated in the event of a "change in control". The remaining fifty percent of such Stock Units become payable upon the later of ceasing to be a director or attaining age 65, provided that delivery of such Stock Units is accelerated in the event of death, disability, or a "change in control".

     The 1996 Director Plan permits a non-employee director to elect to defer receipt of all or a portion of the shares otherwise deliverable in connection with Stock Units. The 1996 Director Plan also permits a non-employee director to elect to defer receipt of fees otherwise payable in cash, with such deferred amounts deemed invested in Stock Units.

     In 2000, the Board of Directors approved voluntary stock ownership guidelines for all independent directors providing for ownership of Common Stock of the Corporation in an amount equal to at least five times their annual retainer and fees, to be achieved over a five-year period.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of four independent, non-employee directors. This Committee is responsible for establishing, implementing, administering and monitoring the Corporation's compensation strategy, policies and plans.

     Compensation Strategy. The Corporation's compensation strategy is based upon the premise that all of its associates are important to its success, with senior executives setting the direction of the business and having overall responsibility for its results. Because the Corporation operates in a highly competitive and difficult economic environment for retailers, the Committee has adopted compensation policies and plans intended to

     o    attract and retain high caliber individuals,

     o provide compensation opportunities that are fair and competitive with comparable organizations, as well as effective and tax efficient,

     o reward the creativity of its key executives in maximizing business opportunities, and

     o provide incentives to motivate key management based on achievement of both short and long term business objectives, strategic progress and the creation of stockholder value.

     The Corporation's executive compensation program was designed to be aligned with the Corporation's competitive marketplace and short- and long-term performance objectives. The compensation practices at 9 specialty retailers with revenues ranging from approximately $1.24 billion to $4.7 billion were identified as comparable corporations with which the Corporation competes for talent. The companies that comprise this group are different than the companies comprising the peer group index referred to in the performance graph of this Proxy Statement. In the view of the Compensation Committee, this group of 9 specialty retailers that were selected is more representative for compensation review purposes.

     The Committee has implemented a compensation program that is comprised of annual and longer-term financial incentives. Base salaries are positioned at approximately the 50th to 60th percentile and remuneration at approximately the 65th percentile of the peer group at target but with the opportunity for increased yields for superior results. Actual total remuneration levels may range well below or above target in any one year and over a period of years based on performance against annual and long-term business objectives and total return to stockholders. The primary components of the compensation program are base salary, annual incentive awards, a career equity program and stock options.

     Base Salaries. The Committee reviews base salaries annually and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In making pay decisions for key management including the Named Officers (other than the Chief Executive Officer), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer. The Chief Executive Officer's base salary increased in April 2001 by $50,000 (6.7%) to $800,000.

     Annual Incentive Awards. The Corporation's annual incentive program provides for cash bonuses based on performance relative to predetermined objectives approved by the Committee each year. As an added retention feature and to further align the interests of management and stockholders, executive officers and other members of management may elect to defer receipt of up to 75% of their cash bonuses for five years in deferred shares of Common Stock and receive partial matching grants which vest upon completion of five years of continued employment, subject to accelerated vesting in certain events (the "STEP Program").

     Incentive awards at target performance range from 75% of base salary for the Chief Executive Officer and scale down depending on position responsibilities. Larger awards are permitted if performance exceeds predetermined objectives. Smaller or no awards are made if performance falls below such objectives.

     Bonuses payable to the Chief Executive Officer and other Named Officers were based on pre-established goals for the Corporation's earnings before federal income taxes and economic profit. The Chief Executive Officer's annual incentive award for 2001 was 2.5% of his target award due to the Corporation's performance in meeting these objectives.

     Career Equity Program. As part of its long-term incentive compensation arrangements, the Committee has implemented a Career Equity Program for executive officers and other key members of management. Three-year cycles begin each year. The value of such awards are determined by pre-established goals set by the Committee based on the Corporation's cumulative net income and return on average equity during each cycle. The target and maximum awards for the Chief Executive Officer were set at 50% and 100% of base salary, respectively. Award payments are made in equal combinations of current cash and deferred shares of the Corporation's Common Stock, with one-half of the deferred shares vesting after five years of continued employment and one-half vesting at retirement, subject to accelerated vesting in certain events.

     For the cycle ending December 29, 2001, the Career Equity Award for the Named Officers (including the Chief Executive Officer) and other participants was 80.88% of the targeted award due to the Corporation's performance against the pre-established long-term goals.

     Stock Options. Stock options are granted to the Corporation's executive officers and over 190 other key employees to further align their interests with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Corporation's Common Stock and are exercisable in five equal annual installments based on continued employment during the five-year period following the grant date, subject to accelerated vesting in certain events. In 2001, the Chief Executive Officer was granted 147,835 non-qualified stock options and 2,165 incentive stock options. Grants are determined based on the executive officer's position, multiple of base compensation, individual performance and fair market value of the Corporation's Common Stock on the grant date.

     Stock Ownership Guidelines. In order to encourage management to have an ownership stake in the Corporation, the Compensation Committee adopted voluntary stock ownership guidelines for the Chief Executive Officer and other key managers including the Named Officers. The Committee believes that executive stock ownership provides a meaningful link to stockholder interests and signifies a personal commitment from the management team to the Corporation's long term success. These guidelines provide that over a five year period the Chief Executive Officer should attain an ownership interest in the Corporation's Common Stock of five times base salary and that the other key managers (including the Named Officers) attain an ownership interest of one to three times base salary.

     Compliance With Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the other four most highly compensated individuals who are executive officers as of the end of the year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Committee's policy to preserve corporate tax deductions by qualifying compensation paid over $1 million to the named executive officers. However, the Committee has retained the flexibility to approve compensation arrangements that it deems to be in the best interests of the Corporation and its stockholders that may not always qualify for full tax deductibility. The Corporation believes that all compensation paid by the Corporation in 2001 qualified for full tax deductibility and it is anticipated that all compensation to be paid in 2002 will also be fully deductible.

                                              Compensation Committee:

                                              Terry R. Lautenbach, Chair
                                              George S. Day
                                              Stanley P. Goldstein
                                              Bettye Martin Musham

REPORT OF THE AUDIT COMMITTEE

     A principal function of the Audit Committee is to provide oversight of the Company's system of internal controls, financial reporting practices and audit function to ensure their quality, integrity and objectivity.

     The Board has determined that all members of the Audit Committee are "independent" within the meaning of and as required by the listing standards of the New York Stock Exchange.

     The Audit Committee operates pursuant to the Audit Committee Charter, which was attached as an exhibit to the Company's Proxy Statement for the 2001 Annual Meeting. Consistent with the Audit Committee Charter, management is responsible for the preparation, presentation and the integrity of the Company's financial statements. Accordingly, management is responsible for maintaining appropriate accounting records and financial reporting in accordance with principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out proper annual audits and quarterly reviews of the Company's financial statements. The independent accountants express an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States of America and also provide review reports regarding the Company's interim financial statements.

     The Audit Committee has the authority and responsibility to recommend to the full Board of Directors the selection, evaluation, and, where appropriate, replacement of the independent accountants.

     For fiscal 2001, in performing its oversight function, the Audit Committee reviewed the overall audit scope, plans and results of the audit engagement. The Audit Committee also met separately, without management present, with the independent auditors to discuss the year's audit. In addition, the Audit Committee reviewed and discussed the Company's annual financial statements with management before issuance.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, Communication With Audit Committees, of the Auditing Standards Board of the American Institute of Certified Public Accountants, to the extent applicable. The Audit Committee has also received and reviewed written disclosures and confirmation from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committee, and has discussed with the auditors their independence.

     In performing their oversight responsibility, members of the Audit Committee rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by officers or employees of the Company, the independent accountants or other persons with professional or expert competence. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting records and financial reporting in accordance with principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements by the independent accountants has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company's independent accountants are in fact independent.

     The Committee has considered whether the provision of non-audit services by the independent accountants to the Company is compatible with maintaining the independent accountants' independence and has discussed with them their independence.

     Based on the foregoing reports, reviews and discussions, and subject to the limitations of the responsibilities of the Audit Committee (certain of which are referred to above and in the Audit Committee

Charter), the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year 2001.

                                          Audit Committee

                                          Neele E. Stearns, Jr., Chair
                                          George S. Day
                                          Robert A. Davies, III
                                          Kenneth S. Olshan

     Performance Graph. The following graph shows cumulative total stockholder returns for the Corporation, assuming reinvestment of any dividends, compared with the Standard & Poor's ("S&P") SmallCap 600 Stock Index and the S&P SmallCap Retail Specialty Index. The graph covers the period from December 28, 1996 through December 28, 2001.





                              [LINE GRAPH OMITTED]








                          TICKER  11/28/96   01/03/98   01/02/99  01/01/00   12/29/00   12/28/01
                          ------  --------   --------   --------  --------   --------   --------
Footstar, Inc.               FTS     100.0      105.4       98.0     119.6      194.1      120.0
S&P SmallCap 600             SML     100.0      125.7      123.2     137.3      151.0      161.0
S&P SC Retail-Specialty   SMRESP     100.0      126.3      136.9     126.7      120.0      168.6

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of four outside independent directors, Terry R. Lautenbach (Chair), George S. Day, Stanley P. Goldstein and Bettye Martin Musham.

     Certain Transactions With Related Parties. The Corporation is a payee with respect to a $101,322 loan received by Mr. Ravener. The loan bears no interest and will be forgiven at the end of three years from date of grant if Mr. Ravener is still employed by the Corporation.

     Section 16(A) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors to file with the SEC reports regarding ownership of the Corporation's Common Stock, and to furnish the Corporation with copies of all such filings. Based on a review of these filings, the Corporation believes that all filings were timely made, except a Form 5 which was inadvertently filed late on behalf of Mr. Ravener.

              2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Based on the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP as the Corporation's independent auditors to make an examination of the accounts of the Corporation for the 2002 fiscal year. KPMG LLP served as independent auditors for the Corporation for the 2001 fiscal year and prior. Representatives of KPMG LLP are expected to be present at the Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

     The fees billed for services rendered for the Corporation by KPMG LLP for fiscal 2001 were as follows:

          Audit Fees ................................    $672,000
          Financial Information Systems Design and
            Implementation Fees .....................    $      0
          All Other Fees:
            Audit related fees(1)....................    $149,000
            Other non-audit services(2)..............    $221,000
                                                         --------
          Total All Other Fees ......................    $370,000
                                                         ========

----------

(1) Audit related fees consist of statutory audits, audit of financial statements of an employee benefit plan and accounting and reporting consultation.

(2) Other non-audit services consisted of tax compliance and tax advisory services.

     The Audit Committee has considered whether the provision of the services covered under "All Other Fees" above is compatible with maintaining the auditor's independence.

     The Company's practice is not to have its independent auditing firm provide financial information systems design and implementation consulting services. Instead, these services are provided by other accounting or consulting firms. In fact, the Corporation's independent auditors, KPMG LLP, no longer perform these traditional consulting services as their consulting business was sold through an initial public offering in February 2001. KPMG LLP does not have a continuing interest in the consulting business and is a totally separate and independent organization. Accordingly, the Corporation has not engaged KPMG LLP nor its former consulting business to perform any such services during fiscal 2001. Other non-audit consulting services may, from time to time, be provided by the independent auditing firm or other accounting and consulting firms. To the extent these other consulting services are provided by the Company's independent auditing firm, they are monitored to ensure that the nature and extent of those services do not interfere with the independence of the auditors. These non-audit services consisted principally of tax compliance and advisory services. In addition, all significant non-audit services provided by the independent auditing firm are approved in advance by the Audit Committee, and the level of non- audit service fees overall is monitored by the Audit Committee. The independence of the auditing firm also is considered annually by the full Board of Directors.

                  STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE
                               2003 ANNUAL MEETING

     Any proposal of a stockholder intended to be presented at the Corporation's 2003 Annual Meeting of Stockholders must be received by the Secretary of the Corporation, for inclusion in the Corporation's proxy statement, notice of meeting and proxy, not later than November 29, 2002.

     The Corporation's bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders, or to bring business before an annual meeting of stockholders of the Corporation. The bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Corporation prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Corporation. The bylaws also provide that at any meeting of stockholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an annual meeting of stockholders, by a stockholder who has given timely written notice to the Secretary of the Corporation of such shareholder's intention to bring such business before such meeting. Under the bylaws, for any such shareholder notice to be timely, such notice must be received by the Corporation in writing not less than 90 days nor more than 100 days prior to the meeting, or in the event that less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the bylaws, a stockholder's notice must also contain certain information specified in the bylaws.

                                OTHER INFORMATION

     In accordance with its bylaws, the Corporation will bring before the meeting only business that has been referred to in the Notice of Meeting and this Proxy Statement. The Corporation has received correspondence from Providence Investors, LLC ("Providence") which claims to be the beneficial owner of 1,000 shares of Common Stock stating that it intends to present at the Meeting a non-binding stockholder resolution requesting redemption of the rights issued under the Corporation's shareholder rights plan ("Rights Plan"). In the same communication, Providence also stated its intention to present a proposal to amend Section 10 of our bylaws to make it a mandatory qualification for directors to stand for reelection that they had not failed to approve the redemption of rights issued under the Rights Plan within 300 days after a majority vote of the holders of Common Stock requesting such redemption or elimination. At the date of this Proxy Statement, Providence has not indicated whether it intends to solicit proxies from stockholders to vote for these proposals. The Corporation's Board voted to enact this Rights Plan to protect the interest of stockholders. Accordingly, if the proposals are brought before the Meeting or any adjournment thereof, it is intended that the persons named in the proxy will use their discretionary authority to vote against such proposals. If the proposal to amend our bylaws is brought before the Meeting, the Board reserves its right to take any and all actions which it believes are appropriate and in the best interests of the Corporation and the stockholders. If any other business should properly come before the Meeting or any adjournment thereof, the persons named in the proxy will vote on such matters as recommended by the Board or, if no recommendation is given, according to their best judgment.

     In the same communication, Providence also stated an intention at the Meeting to nominate three individuals in opposition to the three nominees of the Board of Directors. According to information provided by Providence, for which the Corporation disclaims any responsibility, these individuals are: Chris Riedel, 55, private investor, 213 Forrester Road, Los Gatos, CA 95032; Herbert Denton, 54, President of Providence Capital, 730 Fifth Avenue, Suite 2101, New York, NY 10019; and Lawrence Schafran, 63, interim President and Chief Executive Officer of Banyan Strategic Realty Trust, 2625 Butterfield Road, Oak Brook, IL 60523. At the date of this Proxy Statement, Providence has not indicated whether it intends to solicit proxies from stockholders for the election of its proposed nominees. The Corporation reserves its rights to determine whether the Providence communication with respect to its proposed nominees complies with our bylaws.

     PROXIES IN THE ENCLOSED FORM WILL BE VOTED IN RESPECT OF ANY OTHER BUSINESS THAT IS PROPERLY BROUGHT BEFORE THE MEETING AS RECOMMENDED BY THE BOARD OF DIRECTORS OR, IF NO SUCH RECOMMENDATION IS GIVEN, IN THE DISCRETION OF THE PROXY HOLDERS.

                                  ANNUAL REPORT

     A COPY OF THE CORPORATION'S ANNUAL REPORT WAS MAILED TO ALL STOCKHOLDERS OF RECORD BEGINNING ON OR ABOUT MARCH 29, 2002. STOCKHOLDERS, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, FOOTSTAR, INC., ONE CROSFIELD AVENUE, WEST NYACK, NEW YORK 10994, MAY RECEIVE, WITHOUT CHARGE, A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND LIST OF EXHIBITS, REQUIRED TO BE FILED WITH THE SEC FOR THE 2001 FISCAL YEAR.

                                    [LOGO]


                                    PROXY

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                              TUESDAY, MAY 14, 2002

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned having received notice of the meeting and the Corporation's Proxy Statement therefor, hereby appoints J.M. ROBINSON, ROBERT A. DAVIES, III and TERRY R. LAUTENBACH and each of them, as Proxy, each with full power of substitution, to vote all of the stock of Footstar, Inc. ("Footstar" or the "Corporation") standing in the undersigned's name at the Annual Meeting of Stockholders of Footstar, to be held at the Corporation's headquarters, One Crosfield Avenue, West Nyack, New York 10994, on Tuesday, May 14, 2002, at 10:00 a.m. and at any adjournment or postponement thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

     This proxy will be voted as specified hereon. If no choice is specified, the proxy will be voted FOR the nominees for Director listed hereon, and FOR ratification of the appointment of KPMG LLP as the Corporation's auditors (the "Ratification"), all as described in the accompanying Proxy Statement. In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.


                           (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE



                                                                Please mark    X
                                                                your votes as
                                                                indicated in
                                                                this example

     The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR ratification of the auditors.

1. Election of directors for a term to expire in 2005: George S. Day, Bettye Martin Musham, Kenneth S. Olshan

            FOR all    WITHHOLD   (Instruction: To withhold authority to vote
              the      AUTHORITY  for any individual nominee, write that
            nominees    to vote   nominee's name in the space provided below.)
             listed     for all
           (except as  nominees
           marked to    listed     -------------------------------------------
              the         [ ]
           contrary)
              [ ]



2.  RATIFICATION OF
    APPOINTMENT
    OF KPMG LLP, AS DESCRIBED
    IN THE PROXY STATEMENT.

    FOR       AGAINST   ABSTAIN
    [ ]         [ ]       [ ]



3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.


                                Dated: ___________________, 2002


                                --------------------------------
                                Signature

                                --------------------------------
                                Signature

                                (Please sign exactly as your name appears.
                                When signing as executor, administrator, guardian, trustee, attorney or other fiduciary please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his or her name and print his or her name and title below the signature. If the shares are held in joint names, all joint owners should sign. If a partnership, please sign in partnership name, by authorized person.)



  PLEASE COMPLETE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE